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                                                                Ex 99.(d)(xviii)

                         MANAGEMENT FEE WAIVER AGREEMENT

          This Management Fee Waiver Agreement (the "Agreement") is made and entered into as of this 29th day of June 2006 between Lord, Abbett & Co. LLC ("Lord Abbett") and Lord Abbett Investment Trust ("Investment Trust"), on behalf of the Lord Abbett Diversified Equity Strategy Fund (the "Fund").

          In consideration of good and valuable consideration, receipt of which is hereby acknowledged, Lord Abbett agrees to waive its management fee payable under the Management Agreement between Lord Abbett and Investment Trust with respect to the Fund for the fiscal year beginning June 29, 2006 through November 30, 2006.

          IN WITNESS WHEREOF, Lord Abbett and Investment Trust have caused this Agreement to be executed by a duly authorized member and officer, respectively, as of the day and year first above written.

                                            LORD, ABBETT & CO. LLC


                                        BY: /s/ Lawrence H. Kaplan
                                            ------------------------------------
                                            Lawrence H. Kaplan
                                            Member and General Counsel


                                            LORD ABBETT INVESTMENT TRUST


                                        BY: /s/ Christina T. Simmons
                                            ------------------------------------
                                            Christina T. Simmons
                                            Vice President and Assistant
                                            Secretary